Exhibit 99.3

121 King Street West, Suite 2600 Toronto, ON, Canada M5H 3T9 Main: +1 416 594 0000 Fax: +1 416 594 0088 www.terangagold.com

Richard Young
President & Chief Executive Officer
Direct: +1 416 361-9686
Email: ryoung@terangagold.com

July 22, 2013

IAMGOLD CORPORATION
401 Bay Street, Suite 3200
Toronto, ON

M5H 2Y4

Ladies and Gentlemen:

Re:          Amendment to Agreement to Tender

We refer to the letter agreement (the “Agreement”) between us dated June 2, 2013 relating to the offer by us to acquire, pursuant to a take-over bid, all of the issued and outstanding common shares in the capital of Oromin Explorations Ltd. that we do not own.  Capitalized terms used herein and not otherwise defined have the meanings given to them in the Agreement.

We are in discussions with Oromin concerning proposed amendments to the Offer, including an increase in the exchange ratio from 0.582 of a common share in the capital of Teranga (“Teranga Shares”) for each Oromin Share to 0.60 of a Teranga Shares for each Oromin Share, in consideration of, among other things, the board of directors of Oromin supporting and recommending that shareholders of Oromin tender their Oromin Shares to the Offer.  Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that Section 5(b)(i) of the Agreement is hereby amended by deleting the words “August 2, 2013” and replacing them with the words “August 19, 2013”.  All of the other terms of the Agreement remain in full force and effect, as unamended.  This letter shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Please confirm your agreement with the foregoing by signing a copy of this Agreement where indicated below and returning the same to the undersigned by facsimile or email.

Sincerely yours,

TERANGA GOLD CORPORATION

/s/ Richard Young
Per: Authorized Signatory

Accepted and agreed this 22nd day of July, 2013.

IAMGOLD CORPORATION

/s/ Paul Olmstead
Per: Authorized Signatory